Exhibit 13

MacAndrews & Forbes Holdings Inc. 35 East 62nd Street New York, New York 10021

February 15, 2007 Scientific Games Corporation 750 Lexington Avenue, 25th Floor New York, New York 10022 Attention: Mr. A. Lorne Weil Ladies and Gentlemen:

     Reference is made to the Stockholders’ Agreement dated as of September 6, 2000, as supplemented by the Supplemental Stockholders’ Agreement dated as of June 26, 2002 and our letter agreement dated October 10, 2003 (as so supplemented, the “Stockholders’ Agreement”), with respect to Scientific Games Corporation (formerly known as Autotote Corporation) (the “Company”).

     This will confirm our agreement that any shares of the Company’s Class A common stock (“Common Stock”) that we or any of our subsidiaries acquired or may acquire on or after February 12, 2007 will be deemed to be “Registrable Securities” within the meaning of clause (i) of the definition of that term in Section 1 of the Stockholders’ Agreement; provided that (a) the Company shall not be obligated to effect any requested registration of any such Common Stock acquired by us or any of our subsidiaries hereafter unless at least 100,000 shares of Common Stock are requested to be so registered, (b) all expenses incurred in connection with any such registration shall be borne by the holders of such Common Stock in the case of any registration effected in 2007, and in the case of all but the first registration effected in any subsequent year, and (c) Section 6 of the Stockholders’ Agreement shall not apply to the registration of any such shares of Common Stock.

     The Stockholders’ Agreement shall be deemed amended as of February 12, 2007 to the extent set forth above, and shall otherwise remain in full force and effect in accordance with the terms thereof.

Very truly yours,

MACANDREWS & FORBES HOLDINGS INC.
(formerly known as Mafco Holdings Inc.)

(Successor to Cirmatica Gaming, S.A.)

By: /s/ Paul G. Savas

Name: Paul G. Savas
Title: Executive Vice President - Finance

Agreed and accepted as of the
date first written above:

SCIENTIFIC GAMES CORPORATION

By: /s/ Ira H. Raphaelson

Name: Ira H. Raphaelson
Title: Vice President, General Counsel and Secretary